KENNY INFORMATION SYSTEMS
  (A Division of J.J. Kenny Co., Inc.)
  April 23, 1997,
  PaineWebber Incorporated
  Unit Trust Department
  1200 Harbor Blvd.
  Weehawken, New Jersey 07087
  RE: THE MUNICIPAL BOND TRUST, SERIES 224 AND THE
  MUNICIPAL BOND TRUST, CALIFORNIA INSURED SERIES 7A
  Gentlemen:
  We have examined the post-effective Amendment to the Registration Statement File Nos. 33-30270 and 33-25384 for the above-captioned trust. We hereby acknowledge that Kenny Information Systems, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny Information Systems, a division of J.J. Kenny Co., Inc. as evaluator.
  In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.
  You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.
                              Sincerely,
                              /s/ JOHN R. FITZGERALD
                              John R. Fitzgerald
                              Senior Vice President